CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CARVER BANCORP, INC.

(Pursuant to 8 Del. C. Section 242)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Carver Bancorp, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

1.
The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 9, 1996. A Certificate of Designation was filed on each of January 11, 2000, January 14, 2009, August 24, 2010 and June 29, 2011. A Certificate of Change of Registered Agent was filed March 27, 2009.

2.	The Certificate of Incorporation of the Corporation is hereby amended by deleting therefrom Article IV, Section 1 in its entirety, and substituting in lieu thereof the following:

“Section 1. Shares, Classes and Series Authorized.
(a)    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares, of which two million (2,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the “Preferred Stock”), and ten million (10,000,000) shares shall be common stock, par value one cent ($.01) per share (the “Common Stock”). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the “Capital Stock.
(b)    “Effective at 11:59 p.m., Delaware time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each 15 shares of Common Stock of the Corporation then issued and outstanding will be automatically reclassified as and changed into one share of Common Stock, without any change to par value (such transaction, the “Reverse Stock Split”). If immediately prior to the Reverse Stock Split a stockholder holds fewer than 15 shares of Common Stock or a number of shares of Common Stock that is not evenly divisible by 15, the Corporation will make a cash payment at the rate of $7.50 (the “Purchase Price”) for each fractional share of Common Stock immediately following the completion of the Reverse Stock Split. Upon completion of the Reverse Stock Split: (i) each stockholder of record holding fewer than 15 shares of Common Stock immediately prior to the completion of the Reverse Stock Split will have only the right to receive cash based upon the Purchase Price, and the equity interest of each such stockholder in the Corporation will be terminated and shall no longer confer on such stockholder any further right to vote as a stockholder or share in the Corporation's assets, earnings or profits following the completion of the Reverse Stock Split; and (ii) each such stockholder of record holding 15 or more shares of Common Stock immediately prior to the completion of the Reverse Stock Split shall continue to be entitled to all rights and privileges of a stockholder of the Corporation with respect to the shares of Common Stock of which he or she is the record owner after giving effect to the provisions of this Article IV, Section 1(b).”

3.	The Certificate of Incorporation of the Corporation is hereby amended by deleting therefrom Article V, Section 2 in its entirety, and substituting in lieu thereof the following:

“Section 2. Prohibitions Relating to Beneficial Ownership of Voting Stock. No Person (other than the Corporation, any Subsidiary, any pension, profit-sharing, stock bonus or compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan, or the United Stated Department of the Treasury or any affiliate thereof) shall directly or indirectly acquire or hold the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Stock of the Corporation. Any Person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Stock in violation of this Section 2 shall be subject to the provisions of Sections 3 and 4 of this Article V, below; provided, that the provisions of this Section 2 and the provision of Sections 3 and 4 of Article V shall not apply with respect to any shares of Voting Stock beneficially owned by the United States Department of the Treasury or any affiliate thereof. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any Voting Stock to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than ten percent (10%) of the Voting Stock.”

4.	The above amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signatures appear on following page]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment, on this 27th day of October, 2011.

CARVER BANCORP, INC.

By:     /s/ Mark A. Ricca
     Mark A. Ricca
     Executive Vice President, Chief Financial Officer and Chief Administrative Officer